As filed with the Securities and Exchange Commission on September 10, 2008.

                        Registration No. ____________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                           METRO ONE DECVELOPMENT, INC.
             (Exact name of registrant specified in its charter)

      Delaware                                           98-0231687
(State of other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification Number)


        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                  (Address of principal executive offices)

                          METRO ONE DEVELOPMENT, INC.
                       September 2008 Stock Option Plan
                           (Full title of the plan)


                            Stuart Turk, President
                          85 Corstate Avenue, Unit #1
                               Concord, Ontario
                                Canada L4K 4Y2
                  (Name and address of agent for service)

                                (905) 760-2987
        (Telephone number, including area code, of agent for service)

                        Copies of communications to:

                              Amy Trombly
                          1320 Centre Street
                               Suite 202
                            Newton, MA  02459
                             (617) 243-0060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer []                      Accelerated filer []

Non-accelerated filer  []                       Smaller reporting company [x]
(do not check if a smaller reporting company)

                      CALCULATION OF REGISTRATION FEE

Title of       Amount        Proposed Maximum Proposed Maximum     Amount of
Securities to  to be         Offering Price   Registered Aggregate Registration
be Registered  Registered(1) per Share(2)     Offering Price (1)   Fee
-------------- -----------   ---------------  -------------------- ------------
Common Stock,
$0.0001 par
value          500,000,000       $ 0.005       $ 2,500,000             $ 98.25

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1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the
"Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on September 9, 2008.


PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.


Item 2. Registrant Information and Employee Plan Annual Information.

The registrant will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Metro One Development, Inc. 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada, L4K 4Y2. Phone: (905) 760-2987.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference:

(a) The registrant's annual report on Form 10-KSB for the fiscal year ended July 31, 2007, filed on October 29, 2007, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) The registrant's current reports on Form 8-K filed November 15, 2007, March 6, 2008, March 20, 2008 (as amended on March 27, 2008),
    April 14, 2008, June 16, 2008, June 26, 2008 and July 17, 2008.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements in the Form 10-KSB referred to in (a) above, which consists of quarterly reports on Form 10-QSB filed on December 17, 2007, March 17, 2008 and
    June 20, 2008.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.  Description of Securities.

The registrant is authorized to issue 1,000,000,000 shares of common stock, par value $0.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of stockholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon the registrant's liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all the registrant's debts, obligations or liabilities.

The registrant's common stock is quoted on the Over-the-Counter-Bulletin-Board.


Item 5.  Interests of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the registrant or was a promoter, underwriter, voting trustee, director, officer or employee of the registrant. No expert or counsel has any contingent based agreement with the registrant or any other interest in or connection to the registrant.


Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, authorizes the registrant to indemnify any director or officer, under certain prescribed circumstances, and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The registrant's Amended and Restated Certificate of Incorporation, as amended, contains provisions relating to the indemnification of directors and officers and its By-Laws extends such indemnities to the full extent permitted by Delaware law.

The registrant may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which it could not indemnify such persons.

Item 7.  Exemption from Registration Claimed.

Not Applicable.


Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement:

 5.1    Opinion of Amy M. Trombly, Esq.

10.1 Metro One Development, Inc. September 2008 Stock Option Plan, dated September 10, 2008 (filed herewith).

23.1    Consent of Danziger Hochman Partners LLP.

23.2    Consent of Counsel (included in Exhibit 5.1 hereto).


Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);

        (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1933 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities
    Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, Province of Ontario, Country of Canada, on September 10, 2008.



                                                METRO ONE DEVELOPMENT, INC.


                                                By:  /s/Stuart Turk
                                                --------------------------
                                                Stuart Turk, President and
                                                Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date indicated.


Signature                 Title                                   Date

/s/Stuart Turk                                                September 10, 2008
---------------------  President, Chief Executive Officer,    -----------------
Stuart Turk            Chairman and Director

/s/Evan Schwartzberg                                          September 10, 2008
---------------------  Chief Financial and Accounting Officer -----------------
Evan Schwartzberg

/s/Ralph Magid                                                September 10, 2008
---------------------  Director                               -----------------
Ralph Magid

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